Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Treasurer
(405) 225-4846

SONIC REPORTS SECOND QUARTER 2011 EARNINGS OF $0.07 PER SHARE

Sales Trends Continue Improvement in the Second Quarter

OKLAHOMA CITY (March 22, 2011) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the second fiscal quarter ended February 28, 2011. Key highlights of the company’s second quarter report included:

•

Net income per diluted share totaled $0.07 versus a net loss per diluted share of $0.01 in the year-earlier quarter; excluding a gain on early extinguishment of debt, net income per diluted share would have been $0.02 in the second quarter of fiscal 2011;

•	System-wide same-store sales increased 1.2% for the second quarter compared with a decline of 13.2% in the second quarter of fiscal 2010;

•	Same-store sales at franchise drive-ins increased 1.0% in the second quarter, while same-store sales at company-owned drive-ins increased 2.2%; and

•	Franchise drive-in openings totaled five for the quarter.

“Sales momentum continued to build in the second quarter, highlighted by positive same-store sales,” said Clifford Hudson, Chairman and Chief Executive Officer. “This rebound in same-store sales underscores the ongoing positive impact of our strategic initiatives and a modestly strengthening economy. As one of the most highly differentiated brands in the quick-service restaurant industry, we have placed renewed emphasis on high-quality products and personalized customer service.”

Hudson noted that not only is the system experiencing improved sales, progress has been especially apparent in company-owned drive-ins as their same-store sales have outperformed the system for three consecutive quarters. This performance reflects improved customer service, as well as the impact of new management added in the fall of 2009.

“It is nice to see this increasing momentum in our business for the second quarter, and we expect to see continued improvement throughout fiscal 2011,” Hudson continued. “We are especially pleased with the recent launch of our new line-up of six-inch premium beef hot dogs, which complements our popular Coney offering and adds depth and variety to our hot dog category. These new differentiated products deliver value the Sonic way and have the potential of driving traffic or check in various day parts.”

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SONC Reports Second Quarter 2011 Results

March 22, 2011

Financial Overview

For the second quarter ended February 28, 2011, revenues were essentially flat at $113.5 million compared with $113.3 million in the year-earlier period. Net income for the second quarter of fiscal 2011 totaled $4.3 million or $0.07 per diluted share compared with a net loss of $0.6 million or $0.01 per diluted share in the year-earlier quarter.

During the second quarter of fiscal 2011, Sonic repurchased $62.5 million of the company’s Class A-1 variable funding senior notes at a discount, recognizing a $5.2 million ($3.3 million after-tax) gain from early extinguishment of debt. Excluding this gain, net income and net income per diluted share for the second quarter of fiscal 2011 were $1.0 million and $0.02, respectively.

“These purchases, combined with regularly scheduled principal payments, enhance Sonic’s capital structure and provide additional financial flexibility in managing our business,” Hudson said. Currently, Sonic’s outstanding debt totals approximately $500 million compared with $677 million at the same time last year, and Sonic has approximately $30 million of unrestricted cash available for general corporate uses.

The following non-GAAP adjustments are intended to supplement the presentation of the company’s financial results in accordance with GAAP. The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Quarter Ended February 28, 2011		Quarter Ended February 28, 2010
	Net Income	Diluted EPS	Net Loss	Diluted EPS
Reported - GAAP	$4,348	$0.07	$(642)	$(0.01)
After-tax impact of gain from early extinguishment of debt	(3,321)	(0.05)	—	—

Adjusted - Non-GAAP	$1,027	$0.02	$(642)	$(0.01)

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SONC Reports Second Quarter 2011 Results

March 22, 2011

For the first six months of fiscal 2011, revenues declined 3% to $242.7 million compared with $249.8 million in the first six months of fiscal 2010. Net income for the first half of fiscal 2011 totaled $11.6 million or $0.19 per diluted share compared with net income of $5.6 million or $0.09 per diluted share in the first half of fiscal 2010. Excluding a one-time tax benefit of $1.1 million in the first fiscal quarter of 2011 and the gain on early extinguishment of debt recorded in the second fiscal quarter of 2011, net income and net income per diluted share for fiscal 2011 increased 29% and 33%, respectively.

	Six Months Ended February 28, 2011		Six Months Ended February 28, 2010		Year-Over-Year Percent Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported - GAAP	$11,590	$0.19	$5,588	$0.09	107%	111%
After-tax impact of gain from early extinguishment of debt	(3,321)	(0.05)	—	—
One-time tax benefit from favorable tax settlement	(1,073)	(0.02)	—	—

Adjusted - Non-GAAP	$7,196	$0.12	$5,588	$0.09	29%	33%

Same-Store Sales

For the second fiscal quarter ended February 28, 2011, system-wide same-store sales increased 1.2% versus a decline of 13.2% in the second quarter of fiscal 2010. These sales reflected 1.0% higher same-store sales at franchise drive-ins compared with a decline of 12.9% in the second quarter of fiscal 2010. Same-store sales at company-owned drive-ins increased 2.2% versus a decline of 14.9% in the second quarter of fiscal 2010. For the first six months of fiscal 2011, system-wide same-store sales declined 0.8% versus a decline of 9.7% in the first six months of fiscal 2010. These sales reflected 0.9% lower same-store sales at franchise drive-ins for the first six months of fiscal 2011 compared with a decline of 9.3% for the same period in fiscal 2010. Same-store sales at company-owned drive-ins were flat for the first six months of fiscal 2011 compared with a decline of 11.8% in first half of fiscal 2010.

Development

Across the Sonic system, a total of five new drive-ins were opened in the second quarter, all by franchisees, versus 17 new drive-in openings during the second quarter of fiscal 2010, also all by franchisees. Most new drive-in openings in fiscal 2011 will be by franchisees, and Sonic expects those openings to total approximately 40 for the fiscal year.

Concluding Comments

“We are encouraged by the continued success of our strategic initiatives and their impact on our second quarter results,” Hudson said. “These steps are expected to strengthen our brand and our business, with improved sales and profitability on a sustained basis over the near and longer term.”

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SONC Reports Second Quarter 2011 Results

March 22, 2011

Fiscal 2011 Outlook

The company’s outlook for certain key performance metrics for fiscal 2011 remains mostly unchanged from that reported in January and includes:

•	The opening of a total of approximately 40 new franchise drive-ins;

•	Continuing improvement in same-store sales trends throughout the fiscal year, based on sales-building initiatives;

•	Slightly unfavorable restaurant-level margins as a result of:

•	Investments in product quality improvements along with higher commodity costs,

•	partially offset by improving sales trends and labor efficiencies;

•	Selling, general and administrative expenses of $66 to $67 million;

•	Depreciation and amortization of $41 to $42 million;

•	Interest expense of $33 to $34 million;

•	An income tax rate between 37% and 38% for the remainder of the fiscal year; and

•	Capital expenditures in the range of $20 to $25 million.

Assuming no change in cost structure, each percentage-point change in same-store sales impacts diluted earnings per share by approximately three cents, based on fiscal 2010 average unit volumes.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic’s second quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company’s web site. An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until April 22, 2011.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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SONC Reports Second Quarter 2011 Results

March 22, 2011

The tables that follow provide information regarding the number of company-owned drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company-owned and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

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SONC Reports Second Quarter 2011 Results

March 22, 2011

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	Feb. 28, 2011	Feb. 28, 2010	Feb. 28, 2011	Feb. 28, 2010
Statement of Operations
Revenues:
Company-owned drive-in sales	$86,435	$86,627	$183,709	$190,211
Franchise drive-ins:
Franchise royalties	24,813	24,364	53,825	53,814
Franchise fees	517	390	886	1,082
Lease revenue	1,152	1,246	2,519	2,821
Other	606	702	1,730	1,882

	113,523	113,329	242,669	249,810
Costs and expenses:
Company-owned drive-ins:
Food and packaging	24,564	23,691	51,563	52,362
Payroll and other employee benefits	32,579	30,744	67,899	65,713
Other operating expenses, excluding depreciation and amortization below	20,810	21,399	43,216	45,721

	77,953	75,834	162,678	163,796
Selling, general and administrative	15,285	17,324	31,566	33,456
Depreciation and amortization	10,367	10,647	20,667	21,313
Provision for impairment of long-lived assets	176	—	264	—

	103,781	103,805	215,175	218,565

Other operating income (expense), net	(2)	(540)	275	(522)

Income from operations	9,740	8,984	27,769	30,723

Interest expense	8,141	9,586	16,423	19,390
Interest income	(149)	(209)	(352)	(493)
Gain from early extinguishment of debt	(5,205)	—	(5,205)	—

Net interest expense	2,787	9,377	10,866	18,897

Income (loss) before income taxes	6,953	(393)	16,903	11,826
Provision (benefit) for income taxes	2,466	(789)	4,937	3,088

Net income - including noncontrolling interest	4,487	396	11,966	8,738
Net income - noncontrolling interest	139	1,038	376	3,150

Net income (loss) - attributable to Sonic Corp.	$4,348	$(642)	$11,590	$5,588

Net income (loss) per share attributable to Sonic Corp.:
Basic	$0.07	$(0.01)	$0.19	$0.09

Diluted	$0.07	$(0.01)	$0.19	$0.09

Weighted average shares used in calculation:
Basic	61,687	61,146	61,663	61,116

Diluted	61,865	61,385	61,809	61,400

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SONC Reports Second Quarter 2011 Results

March 22, 2011

SONIC CORP.

Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	Feb. 28, 2011	Feb. 28, 2010	Feb. 28, 2011	Feb. 28, 2010
Drive-Ins in Operation
Company-owned:
Total at beginning of period	452	476	455	475
Opened	—	—	—	3
Acquired from (sold to) franchisees	—	(16)	(2)	(16)
Closed	(1)	(3)	(2)	(5)

Total at end of period	451	457	451	457

Franchise:
Total at beginning of period	3,106	3,084	3,117	3,069
Opened	5	17	14	39
Acquired from (sold to) company	—	16	2	16
Closed (net of reopening)	(7)	(14)	(29)	(21)

Total at end of period	3,104	3,103	3,104	3,103

System-wide:
Total at beginning of period	3,558	3,560	3,572	3,544
Opened	5	17	14	42
Closed (net of reopening)	(8)	(17)	(31)	(26)

Total at end of period	3,555	3,560	3,555	3,560

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SONC Reports Second Quarter 2011 Results

March 22, 2011

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	Second Quarter Ended		Six Months Ended
	Feb. 28, 2011	Feb. 28, 2010	Feb. 28, 2011	Feb. 28, 2010
Sales Analysis
Company-owned drive-ins:
Total sales	$86,435	$86,627	$183,709	$190,211
Average drive-in sales	193	186	409	404
Change in same-store sales	2.2%	-14.9%	0.0%	-11.8%

Franchise drive-ins:
Total sales	$685,659	$674,035	$1,461,951	$1,459,832
Average drive-in sales	222	219	470	473
Change in same-store sales	1.0%	-12.9%	-0.9%	-9.3%

System-wide:
Change in total sales	1.5%	-10.2%	-0.3%	-6.2%
Average drive-in sales	$218	$214	$462	$463
Change in same-store sales	1.2%	-13.2%	-0.8%	-9.7%

Note: Change in same-store sales based on drive-ins open for a minimum of 15 months.

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SONC Reports Second Quarter 2011 Results

March 22, 2011

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	Second Quarter Ended		Six Months Ended
	Feb. 28, 2011	Feb. 28, 2010	Feb. 28, 2011	Feb. 28, 2010
Margin Analysis (percentage of Company-owned drive-in sales)
Company-owned drive-ins:
Food and packaging	28.4%	27.3%	28.1%	27.5%
Payroll and employee benefits**	37.7%	35.5%	37.0%	34.5%
Other operating expenses	24.1%	24.7%	23.5%	24.1%

Cost of sales, as reported	90.2%	87.5%	88.6%	86.1%

Noncontrolling interest**	0.2%	1.2%	0.2%	1.7%

Pro forma cost of sales, including noncontrolling interest	90.4%	88.7%	88.8%	87.8%

**	Effective April 1, 2010, the Company revised its compensation program. Most managers changed from partners to employees and their compensation is now reflected in Payroll and employee benefits rather than Noncontrolling interest.

	Feb. 28, 2011	Aug. 31, 2010
Balance Sheet Data
Current assets	$72,242	$133,928
Property, equipment and capital leases, net	475,681	489,264
Total assets	658,020	737,320
Current maturities of long-term debt and capital leases	122,723	118,608
Obligations under capital leases due after one year	31,186	32,872
Long-term debt due after one year	433,475	529,872
Total liabilities	620,440	714,754
Stockholders’ equity	37,580	22,566

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